Exhibit 99.1

Intersect ENT Announces Preliminary Q2 Revenue and Business Update

MENLO PARK, Calif.—(July 18, 2016)—Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today announced preliminary revenue for the second quarter 2016 of approximately $19.3 million, an increase of 27% from the second quarter 2015.

“We delivered a record quarter, reflecting increasing adoption of PROPEL® bolstered by the recent approval of the frontal sinus indication,” said Lisa Earnhardt, president and CEO, Intersect ENT. “In addition, our sales force expanded to 98 field staff at quarter end, including 73 territory managers and 25 sales consultants.”

Additionally, the company’s chief commercial officer, Chas McKhann, is departing for personal reasons. “We appreciate the many contributions that Chas has made to our business and we wish him the best,” said Ms. Earnhardt.

FINANCIAL RESULTS

The second quarter revenue numbers included in this release are prior to the completion of review procedures by Intersect ENT’s external auditors and are therefore subject to adjustment. Intersect ENT expects to provide financial results during its second quarter earnings call in early August 2016.

ABOUT INTERSECT ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL® and PROPEL® mini, which have been clinically proven to improve surgical outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is developing a pipeline of steroid releasing implants designed to provide ENT physicians with options to treat patients across the continuum of care for chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition that can lead to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

For additional information on the company or the products including risks and benefits please visit www.intersectENT.com.

INTERSECT ENT® and PROPEL® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and pipeline development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, including the development of competitive products or therapies. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Intersect ENT’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Media Contact:	Nicole Osmer
650.454.0504
nicole@nicoleosmer.com

Investor Contact:	Jeri Hilleman
650.641.2105
ir@intersectent.com

Intersect ENT | 1555 Adams Drive | Menlo Park, CA 94025 | 650.641.2100